Exhibit 10.3

INVENTORY LOAN AND SECURITY AGREEEMENT

THIS INVENTORY LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into by and between ALLY FINANCIAL, formerly known as GMAC (“ALLY”), and Supreme Indiana Operations, Inc. (“Manufacturer”) effective as of the date written below.

Manufacturer acquires chassis and/or vehicles manufactured or distributed by General Motors (“GM”) (all such chassis acquired by Manufacturer from GM being referred to herein as the “Inventory”) for the purpose of upfitting or modifying with special bodies and/or equipment. Manufacturer has requested ALLY, and ALLY agrees, to finance Manufacturer’s acquisition of such Inventory subject to the following terms and conditions.

1.               Subject to the provisions of this Agreement, ALLY hereby establishes and commits to make advances (“Advances”) not to exceed the amount of $25,750,000.00 outstanding at any one time (“Maximum Aggregate Advance”). The amount of the Maximum Aggregate Advance will be determined by ALLY from time to time in its sole discretion and ALLY may, in its sole discretion, increase, decrease, change or suspend its obligation to make Advances under this Agreement. The Maximum Aggregate Advance will be an aggregate amount for both ALLY and ALLY Bank. All advances made by ALLY will be pursuant to this commitment, even if they exceed the Maximum Aggregate Advance at the time of the advance. The sum of all advances made from time to time under this Agreement constitutes a single obligation of Manufacturer to ALLY.

Notwithstanding Manufacturer’s obligation to remit certain specified amounts upon sales of Inventory, Manufacturer promises to pay to ALLY upon ALLY’s demand any or all of the principal amounts demanded by ALLY and advanced by ALLY, together with interest from the date of each Advance at the rate designated by ALLY from time to time as applicable under this Agreement, and any other amounts due, owing or payable under this Agreement.

The amount owed by Manufacturer to ALLY shall at any time be the total aggregate Advances made hereunder plus interest and other amounts due hereunder less all repayments thereof to ALLY by Manufacturer or by GM on Manufacturer’s behalf.

Manufacturer agrees that as each item of Inventory is sold (and in any case, upon ALLY’s demand), Manufacturer will, or cause GM to, immediately remit to ALLY the amount advanced by it or which it became obligated to advance on Manufacturer’s behalf (and at ALLY’s request, together with accrued interest thereon, and any other charges due ALLY) less all amounts paid to ALLY by GM, on behalf of Manufacturer, related to the sale of such Inventory. Should Manufacturer or GM fail to so remit any amount due, it will immediately account to ALLY for all proceeds of the sale and remit the same to ALLY or cause GM to remit the same to ALLY. The remittance of proceeds does not relieve Manufacturer of its obligation to pay the full amount due on any item of Inventory.

2.               Manufacturer will pay ALLY interest on a monthly basis, as billed, calculated on the amount of advances outstanding from the date of such advance to the date of repayment thereof, at the rate per annum designated by ALLY from time to time as applicable under this Agreement. If the rate is subsequently changed, the rate per annum, commencing on the effective date of such change, will, be such changed rate as to each prior advance hereunder which is outstanding on the effective date for such portion of said period or periods remaining after said effective date.

In no event will the interest rate exceed the maximum rate of interest allowed by New York law in effect at the time it is assessed. ALLY and Manufacturer intend to faithfully comply with applicable usury laws, and this Agreement is to be construed in accordance with this intent. If circumstances cause the actual or imputed interest contracted for, charged, or received to be in excess of the maximum rate of interest allowed by law, Manufacturer will promptly notify ALLY of the circumstance, and ALLY will at its discretion, either refund to Manufacturer or credit the total aggregate Advances of Manufacturer with so much of the imputed interest as will reduce it to an amount one-tenth of one per cent (0.10%) per annum less than the maximum rate of interest allowed by law for the applicable period.

3.               Manufacturer will pay annual administrative fees in an amount determined by ALLY from time to time. Such fees will be due and payable on August 1 of each year. The initial fee for the first year of this Agreement is $54,500.00. If additional credit lines are established or Manufacturer’s Maximum Aggregate Advance is increased after August 1 (or, in the first year of this Agreement, after the date of this Agreement), then additional administrative fees may apply.

From time to time, on advance notice by ALLY to Manufacturer of at least 30 days, ALLY may assess, and Manufacturer will pay, other transaction, processing, audit, non-compliance, collateral monitoring, on-site representative, or other administrative fees and expenses in connection with this Agreement.

4.               Advances by ALLY must be used exclusively for the purpose of holding or acquiring Inventory as may be acceptable to ALLY. ALLY will advance funds for such purpose in an amount not to exceed the Maximum Aggregate Advance set forth in Paragraph 1, except as provided herein.

5.               ALLY may terminate this Agreement: (a) in an Event of Default as defined in Paragraph 8; (b)            if ALLY in its judgment believes that advances are not justified due to changes in Manufacturer’s financial condition or other material change in Manufacturer’s business; or  (c)          if ALLY, in its sole discretion, elects to terminate this Agreement by providing Manufacturer with 60 days prior written notice of such termination. All debts, obligations and remedies existent at the time of any such termination will survive repayment of all Advances made pursuant to this Agreement.

6.               To secure collectively the payment by Manufacturer of the amounts due or to become due hereunder, and all other obligations of Manufacturer to ALLY, now existing or hereafter arising, Manufacturer grants ALLY a security interest in the following property, hereinafter referred to collectively as “Collateral”:

(a)          All Inventory now owned or hereafter acquired by Manufacturer, and any replacements, substitutions or accessions, including returns and repossessions;

(b)         All reserves or other accounts of Manufacturer now or hereafter held by ALLY or its affiliates;

(c)          Any amounts due or to become due to Manufacturer from GM, including, but not limited to factory holdbacks, warranty accounts, rebates, incentives or discounts; and

(d)         All proceeds of Collateral described in (a), (b), and (c) above, including, but not limited to, accounts, chattel paper and insurance proceeds.

7.               Manufacturer’s possession of Inventory will be exclusively for the purpose of storing, upfitting or modifying with special bodies and/or equipment. Manufacturer will maintain, protect, and secure Collateral and will not use it illegally, improperly or for hire. ALLY at all times has the rights of access to and inspection of all Collateral and the right to examine Manufacturer’s books and records pertaining to Collateral.

Manufacturer will insure the Collateral against all risks in such amounts and with a carrier and deductibles acceptable to ALLY. Any such insurance policy must name ALLY as loss payee and be cancelable only upon 30 days prior written notice to ALLY. Manufacturer will furnish ALLY with proof of such insurance promptly upon request by ALLY. The receipt by ALLY of any insurance proceeds will not release Manufacturer from payment of its obligations hereunder, except to the extent of such proceeds.

Manufacturer, upon the request of ALLY, will execute and deliver to ALLY from time to time such supplemental security agreements, financing statements or mortgages together with further documents as may be reasonably requested by ALLY. Such agreements, mortgages or documents must be in a form as ALLY may in its sole discretion require. Upon ALLY’s request, subject to GM’s cooperation, Manufacturer will deliver applicable Certificates of Title, Certificates of Origin for a vehicle or other similar documents in its possession, if any, and ALLY may retain such documents in its possession until the related Inventory is sold and paid for. Manufacturer authorizes ALLY or any of its officers or employees or agents to execute such documents on Manufacturer’s behalf and to supply any omitted information and correct patent errors in any document executed by Manufacturer.

Manufacturer will keep Collateral free of taxes, liens and encumbrances; and any sum of money that may be paid by ALLY, in its discretion, in release or discharge thereof will be paid by Manufacturer to ALLY on demand as an additional part of the obligation secured hereunder. Absent ALLY’s prior written consent, except for a lien in the Collateral granted to Manufacturer’s senior bank lender, which lien shall be subordinated to the liens in favor of ALLY pursuant to documentation in form and substance acceptable to ALLY in its sole discretion, Manufacturer will not mortgage, pledge or borrow upon Collateral and will not transfer or otherwise dispose of it except as herein provided.

8.               An Event of Default includes any of the following: (a) a default by Manufacturer in the payment or performance of any obligation hereunder or under any other agreement entered into with ALLY; (b) the voluntary institution of a proceeding in bankruptcy, receivership or insolvency by or against Manufacturer or its property or the involuntary institution of such proceeding and the failure by Manufacturer to have such proceeding dismissed within sixty days; (c) an assignment by Manufacturer for the benefit of creditors; (d) the failure of Manufacturer to maintain, in good standing, its agreement governing the sale or transfer of the Inventory by GM to the Manufacturer; (e) a tax lien against the Manufacturer or any of its property; (f) a misrepresentation by Manufacturer for the purpose of obtaining credit or an extension of credit; (g) a failure by Manufacturer to furnish financial information to ALLY at reasonable intervals or to permit ALLY to examine Manufacturer’s books or records; (h) removal of the Inventory from the Manufacturer’s principal business premises without ALLY’s prior written consent; or (i) failure of the Manufacturer to furnish documents to ALLY or any customer of the Manufacturer which is financed by ALLY evidencing the nature of the relationship between the Manufacturer and such customer.

9.               Upon the occurrence of an Event of Default as set forth in Paragraph 8 above or if the Collateral is in danger of misuse, loss, seizure or confiscation, or if ALLY deems itself insecure, ALLY may take immediate possession of Collateral without demand, further notice, or legal process. In furtherance thereof, Manufacturer will, if ALLY so requests, assemble Collateral and make it available to ALLY at a reasonable, convenient place designated by ALLY. ALLY has the right, and Manufacturer hereby authorizes and empowers ALLY, to enter upon the premises wherever Collateral may be and remove the same. Manufacturer will pay all expenses and reimburse ALLY for any expenditures, including reasonable attorney’s fees and legal expenses, in connection with ALLY’s exercise of any of its rights and remedies under this Agreement.

Upon the occurrence of an Event of Default, to the extent permitted by law, ALLY may immediately assess a default rate of interest which shall be a rate up to five hundred (500) basis points in excess of the interest rate paid by the Manufacturer immediately prior to the Event of Default.

Upon the occurrence of an Event of Default, ALLY has all of the rights and remedies provided by law, this Agreement, or any other agreement between ALLY and Manufacturer.

10.         Unless prohibited by law, ALLY may assess a late charge of up to five percent on any principal or interest obligation that is not paid when it is due and payable for so long as the past due obligation remains unpaid. This late charge is in addition to interest and other amounts owed under this Agreement.

11.         ALLY and Manufacturer agree that this Agreement supersedes and replaces any prior Inventory Loan and Security Agreements and related promissory notes executed by them. Except as otherwise provided or referred to herein, there are no other agreements or understandings, either oral or in writing, between the parties affecting this Agreement or relating to any of the subject matters covered by this Agreement. No agreement between ALLY and Manufacturer which relates to matters covered herein, and no change in, addition to (except the filling in of blank lines), or erasure of any printed portion of this Agreement will be binding unless it is approved in a written agreement executed by a duly authorized representative of each party.

12.         This Agreement is binding upon the parties’ successors and assigns provided, however, that Manufacturer has no right of assignment absent prior written consent of ALLY. No transfer, renewal, extension or assignment of this Agreement or any interest hereunder and no loss, damage or destruction of the Collateral will release Manufacturer from the obligation secured hereunder.

13.         Any provision hereof prohibited by law is ineffective to the extent of such prohibitions without invalidating the remaining provisions hereof.

14.         This Agreement may be signed in counterparts, each of which is deemed an original, and all of which taken together constitute one and the same agreement.

15.         ALLY and Manufacturer each waive any and all rights to a trial by jury in any dispute.

16.         This Agreement replaces and supersedes in its entirety the GMAC Master Manufacturer’s Finance Plan Agreement, executed as of March 4, 2011 by and between GMAC and Manufacturer (the “Finance Agreement”) and the parties hereto acknowledge and agree that the Finance Agreement is void and has no further force or effect.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its duly authorized representative this 4th day of March, 2011.

ALLY FINANCIAL		Supreme Indiana Operations, Inc.
(Manufacturer)

By:	/s/ Michael Kinter	By:	/s/ Kim Korth

	Michael Kinter		Kim Korth
	(Print Name)		(Print Name)

Title:	Assistant Secretary	Title:	President and CEO

Address:	15303 S. 94th Ave.	Address:	2581 E. Kercher Road

	Orland Park, IL 60462		Goshen, IN 46528